UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 3, 2020 (February 28, 2020)

SUMMIT WIRELESS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38608	30-1135279
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6840 Via Del Oro Ste. 280 San Jose, CA	95119
(Address of registrant’s principal executive office)	(Zip code)

(408) 627-4716

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	WISA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 28, 2020, Summit Wireless Technologies, Inc. (the “Company”) released the last of four escrow drawdowns, thus completing a private placement (the “Private Placement”) of $835,000 of units (the “Units”), each consisting of (i) one (1) share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) a warrant to purchase 0.50 share of Common Stock (collectively, the “Warrants,” and together with the Units, the Common Stock and the shares of Common Stock issuable upon exercise of the Warrants (the “Investor Warrant Shares”), the “Securities”), at a price per Unit of $0.4585 (the “Price Per Unit”). The Units were issued pursuant to a Unit Purchase Agreement, dated February 4, 2020 (the “Purchase Agreement”), and a Subscription Agreement, dated February 28, 2020 (the “Subscription Agreement”) by and among the Company and the purchaser signatory thereto (the “Holder”). The Private Placement, which was priced above market, resulted in gross proceeds of $0.835 million before fees and other expenses associated with the transaction. The proceeds will be used primarily toward increasing shareholders equity to comply with Nasdaq Listing Rule 5550(b) and for general corporate purposes.

The Warrants are exercisable to purchase up to an aggregate of 906,390 shares of Common Stock commencing on the date of issuance at an exercise price of $0.49 per share (the “Exercise Price”). The Warrants are exercisable immediately and will expire on the close of business on February 28, 2025. The Exercise Price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

The exercise of the Warrants are subject to beneficial ownership limitations such that the Holder may exercise a Warrant to the extent that such exercise would result in the Holder being the beneficial owner in excess of 4.99% (or, upon election of purchaser, 9.99%), which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to the Company, provided that any increase in such limitation will not be effective until 61 days following notice to the Company.

The offers and sales of securities in the Private Placement were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act, including pursuant to Rule 506 thereunder. Such offers and sales were made solely to “accredited investors” under Rule 506 and were made without any form of general solicitation and with full access to any information requested by the investor regarding the Company or the securities offered in the Private Placement.

The foregoing does not purport to be a complete description of the Unit Purchase Agreement, the Subscription Agreement, and the Warrants, is qualified in its entirety by reference to the full text of such documents, which are attached as Exhibits 4.1, 10.1, and 10.2 to this Form 8-K and are incorporated by reference herein.

Alexander Capital LP served as the Placement Agent for the Company.

Item 3.02.	Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
Exhibit 4.1	Form of Common Stock Purchase Warrant

Exhibit 10.1	Form of Unit Purchase Agreement, dated February 4, 2020, by and among the Company and the purchaser signatory thereto

Exhibit 10.2	Form of Subscription Agreement, dated February 28, 2020, by and among the Company and the purchaser signatory thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2020	SUMMIT WIRELESS TECHNOLOGIES, INC.

	By:	/s/ Brett Moyer
Name: Brett Moyer Title: Chief Executive Officer